Exhibit 10.28

EXECUTION COPY

APARTMENT TRUST OF AMERICA, INC.

EMPLOYMENT AGREEMENT

(Stanley J. Olander, Jr.)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (hereinafter referred to as the “Company”), and STANLEY J. OLANDER, JR. (hereinafter referred to as the “Executive”) and is effective as of the Effective Date defined in Section 1 below.

WHEREAS, the Company has terminated the Advisory Agreement between the Company and its former external advisor and, as a result, has determined to internalize its management; and

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive and the Executive hereby accepts such employment for an initial term commencing as of August 3, 2012 (the “Effective Date”) and ending on December 31, 2016, unless sooner terminated in accordance with the provisions of Section 4 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one (1) year renewals unless notice of non-renewal is provided between the parties in accordance with the notice provisions of Section 7.6, as follows (if elected by the Executive or the Company, a “Non-Renewal”): (a) if elected by the Executive, the Executive will notify the Company of the Non-Renewal at least ninety (90) days prior to the end of any such Term, or (b) if elected by the Company, the Company will notify the Executive of the Non-Renewal at least one-hundred-eighty (180) days prior to the end of any such Term.

2. Duties. The Executive, in his capacity as Chief Executive Officer of the Company, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature consistent with the office of Chief Executive Officer as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”). Such duties may include, without limitation, the performance of services for, and serving on the board of directors of, any subsidiary of the Company without any additional compensation. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. Provided that the following activities do not interfere with the Executive’s duties to the Company and provided that the following activities do not violate the Executive’s covenant against competition as described at Section 6.2 hereof, during the Term the Executive may perform personal, charitable and other business activities, including, without limitation, serving as a member of one or more boards of directors of charitable or other professional organizations and engaging in any activities permitted by Section 6.2(i), may engage in personal investment activities consistent with Company policies on personal securities trading by Company personnel, and may serve on the boards of directors/advisors or as a consultant to other business organizations that are not engaged in any aspect of the multi-family residential industry, provided, however, that service in such capacities for other business organizations shall require the consent of the Board, such consent not to be unreasonably withheld. The Company acknowledges that the Executive currently serves as a director of the Company. The Company agrees that the Executive shall be nominated by the Nominating and Corporate Governance Committee of the Board for re-election to the Board of Directors at each annual meeting of the Company’s shareholders for so long as the Executive serves as the Chief Executive Officer of the Company; provided that, at the time of each annual meeting, (a) if the Executive is unable to perform his duties hereunder due to a disability or other incapacity, it is reasonably certain that the Executive will be able to resume his duties on a regular full-time basis prior to such time as the Executive’s employment hereunder may be terminated by the Company due to disability, (b) the Company has not notified the Executive of its intention to terminate the Executive’s employment for cause, and (c) the Executive has not notified the Company of his intention resign from his position of Chief Executive Officer of the Company.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $300,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Annual Salary may be increased from time to time by an amount and on such conditions as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary. The Executive’s Annual Salary shall be reviewed at least annually by the Board or the Compensation Committee. Annual Salary will be paid in monthly or bi-monthly installments as determined by the Board, and no Annual Salary will be paid later than 75 days after the conclusion of any calendar year in which such Annual Salary is deemed earned and payable to the Executive.

3.2 Cash and Equity Bonus Compensation; Initial Awards.

(a) The Executive will be eligible to participate in the Company’s annual bonus program (the “Bonus Plan”) for cash bonus compensation. The initial annual cash bonus target for the Executive under the Bonus Plan is described on Attachment A. Additionally, the Executive will be eligible to participate in the Company’s 2006 Incentive Award Plan, as amended (the “2006 Incentive Award Plan”), the Company’s 2012 Other Equity-Based Award Plan, as amended (the “2012 LTIP Plan”) and any subsequent equity incentive plan approved by the Board (each and any of the foregoing is a “Company Incentive Plan”) for equity bonus compensation (any equity compensation granted to the Executive by the Company, whether under this Agreement, a Company Incentive Plan or otherwise approved by the Board, and whether in the form of restricted stock, stock options, long-term incentive plan units, stock appreciation rights or other equity or equity-linked awards, is, collectively, “Equity Compensation”).The initial Equity Compensation target for the Executive is set forth on Attachment A. The terms of the Bonus Plan, any Company Incentive Plan and the terms of any awards made under any of them will be subject to the approval of the Compensation Committee.

(b) Immediately following the Effective Date of this Agreement, the Company will grant the Executive 197,040 LTIP Units under the 2012 LTIP Plan. These LTIP Units will be fully vested upon grant. Furthermore, immediately following the closing of the Company’s acquisition of the Andros Isles property (projected to occur in the third quarter of 2012), the Company will grant the Executive an additional 27,607 LTIP Units under the 2012 LTIP Plan, which will be fully vested upon grant.

3.3 Benefits–In General. During the Term, the Executive will be entitled to all employee benefits and perquisites made available to senior executives of the Company, including, without limitation, group medical, dental, vision, life insurance, long-term disability insurance, retirement, pension, 401(k) savings plans and/or prescription drug plan coverage, subject to the condition that the Executive is eligible for participation in any such plans. The Company shall pay 100% of the premium cost of the Company’s health insurance coverage provided to the Executive (and the Executive’s dependents, if applicable) by the Company from time to time. Nothing contained in this Agreement will prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated senior executives of the Company.

3.4 Paid Time Off. The Executive shall be entitled to twenty-five (25) days of paid time off per calendar year, plus Company-scheduled holidays. Fifty percent (50%) of any unused paid time-off will be forfeited at the end of the calendar year.

3.5 Disability Benefits and Life Insurance. Executive shall receive the disability benefits and group life insurance benefits applicable to senior executives at the Company. To the extent the Company’s group life and disability insurance plans do not provide this level of benefits, the Executive shall be entitled to additional benefits so that his long-term disability coverage provides benefits (to continue for such period as is provided in the applicable disability plan or program, as amended from time to time, and with waiting periods and pre-existing condition exceptions waived to the extent such coverage is available on commercially reasonable terms) equal to sixty-six and two-thirds percent (66 2/3%) of his Annual Salary in the case of a covered disability, and life insurance coverage with a face amount equal to $1,000,000. Premiums on all primary or supplemental disability policies provided by the Company under this Agreement shall be paid by the Company, provided that the value of such premiums shall be taxed as income to the Executive.

3.6 Housing Allowance. During the first two years of the Term, the Company will provide the Executive with a cash housing allowance in an amount equal to the lesser of the actual monthly expenses incurred by the Executive for housing in Florida or $3,000 per month. Executive shall retain the right to initially select and change from time to time his selection of housing in Florida without affecting his right to the housing allowance.

3.7 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred and, in the case of reimbursement, actually paid by the Executive during the Term in connection with the performance of the Executive’s services under this Agreement, provided that the Executive shall submit such expenses in accordance with the policies applicable to senior executives of the Company generally.

3.8 Earned and Accrued Bonus. For purposes of this Agreement, with respect to “Earned and Accrued Bonus” payments to be made to the Executive in connection with the termination of his employment, cash bonus payments and Equity Compensation awards shall be deemed to be “earned and accrued” (a) if the Executive is employed with the Company as of the date of the last day of the period for which a bonus payment shall be made or for which Equity Compensation is vested, if the Executive is employed with the Company as of the date such vested award or vesting is scheduled to occur; and (b) to the extent that the criteria or performance goals for determining the amount of such payment or award are objective and measurable criteria, and such objective and measurable criteria have been satisfied or achieved. Earned and Accrued Bonus specifically includes, without limitation, any cash payments payable to Executive under the Bonus Plan and any Equity Compensation that is awarded and vested. A prorated portion of the annual cash bonus under the Bonus Plan will be paid in accordance with the termination provisions of this Agreement.

3.9 Acceleration of Rights upon Change in Control. Upon the occurrence of a “Change in Control” (as such term is defined in the 2012 LTIP Plan, as amended and in effect as of the Effective Date hereof), all Equity Compensation awarded to the Executive under this Agreement, to the extent not vested as of the date of the Change in Control or to the extent that any such award is subject to forfeiture restrictions as of the date of the Change in Control, shall, be deemed vested and all forfeiture restrictions shall lapse (treating any applicable performance criteria as fully satisfied). Notwithstanding the foregoing, to the extent necessary for the Executive to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Tax Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Tax Code.

4. Termination of Employment. The Company may terminate the Executive’s employment for any reason or for no reason and with or without Cause (as defined herein below). The Executive may terminate the Executive’s employment with the Company for Good Reason (as defined herein below) or without Good Reason. The Company or the Executive may terminate the Executive’s employment upon the Executive’s disability as provided in Section 4.1, or by Non-Renewal. The survival provisions of this Agreement described at Section 7.15 contemplate without limitation that upon the termination his employment the Executive shall be subject to the provisions of the Covenant Against Competition set forth in Section 6.2.

4.1 Termination upon the Executive’s Death or Disability.

(a) If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided in this Section 4.1 and except for the surviving provisions of this Agreement as described at Section 7.15.

(b) If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under a competitive plan as reasonably determined by the Compensation Committee), the Company or the Executive shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon at least ninety (90) days’ prior written notice to the other party, provided that the Company shall not have the right to terminate the Executive’s employment in accordance with this Section 4.1(b) if, (i) in the opinion of a qualified physician reasonably acceptable to both parties, it is reasonably certain that the Executive will be able to resume his duties on a regular full-time basis within one hundred eighty (180) days of the date that the notice of such termination is delivered, and (ii) upon the expiration of such one hundred eighty (180) day period, the Executive has resumed his duties on a regular full-time basis.

(c) Upon the Executive’s death or the termination of the Executive’s employment by virtue of disability, all of the following shall apply:

(i) the Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Company shall reimburse Executive’s COBRA premium under the Company’s major medical group health and dental plan (including the costs of Executive’s premium required to maintain coverage for his dependents), and the Company will continue to provide such additional continuing benefits (including without limitation life insurance benefits) as the Executive and his dependents would have been entitled to under this Agreement, as on a monthly basis for a period of eighteen (18) months after the termination, and the Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall be entitled to receive the Executive’s Annual Salary and other benefits that are earned and accrued under this Agreement prior to the date of termination, the Executive’s Earned and Accrued Bonuses, vesting of or lapsing of any forfeiture restrictions on any Equity Compensation as provided in clause (ii) below, reimbursement under this Agreement for expenses incurred prior to the date of such termination; and an additional amount equal to one (1) year of the Executive’s then-current Annual Salary plus an amount equal to the annual cash bonus under the Bonus Plan for the year in which his death or disability occurs based on the then-current annual cash bonus target level under the Bonus Plan for such year, or if no target level has been established for that year, based on the initial target level specified on Attachment A; provided, that in no event shall such amount be less than the annual cash bonus (if any) earned by the Executive for the prior year, provided further, that if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), if any deferral is required, shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death, if a delay in payment is required to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period). If no deferral is required pursuant to the preceding sentence, the payment will be made within five (5) business days after the date of termination.

(ii) all of the Equity Compensation previously awarded to the Executive, to the extent not vested or to the extent subject to forfeiture restrictions, as of the date of the termination of the Executive’s employment, shall immediately be deemed vested and all forfeiture restrictions shall immediately lapse (treating any applicable performance criteria as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options), or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the terms set forth in Section 8.01 of the 2012 LTIP Plan as in effect on the Effective Date hereof; and

(iii) this Agreement shall otherwise terminate and there shall be no further rights with respect to the Executive hereunder except for the surviving provisions of this Agreement as provided in Section 7.15. The payments to be made in this Section 4.1(c) shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or disability.

4.2 Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause” if any of the following have occurred:

(a) the Executive’s conviction for (or pleading guilty or nolo contendere to) any felony or misdemeanor which the Board reasonably concludes brings the Executive into disrepute or is likely to cause material harm to the Company (not including violations of routine vehicular laws);

(b) the Executive’s indictment for any felony or misdemeanor involving moral turpitude (which the Board reasonably concludes brings the Executive into disrepute or is likely to cause material harm to the Company), if such indictment is not discharged or otherwise resolved within eighteen (18) months;

(c) the Executive’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company, its Business (as defined in Section 6.1) or the performance of the Executive’s duties hereunder;

(d) the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder, except that, if such failure or neglect is curable, the Executive shall have thirty (30) days from his receipt of a notice of such failure or neglect to cure such condition and, if the Executive does so to the reasonable, but sole, satisfaction of the Board (such cure opportunity being available only once), then such failure or neglect shall not constitute Cause hereunder;

(e) any violation by the Executive of the Restrictive Covenants set forth in Section 6 except that the Executive shall first have thirty (30) days from his receipt of notice of such violation to cure such condition and, if the Executive does so to the reasonable, but sole, satisfaction of the Board, such violation shall not constitute Cause hereunder; or

(f) the Executive’s material breach of this Agreement, except that, if such breach is curable, the Executive shall first have thirty (30) days from his receipt of such notice of such breach to cure such breach and, if the Executive does so to the reasonable satisfaction of the Board, such breach shall not constitute Cause hereunder.

Prior to the effectiveness of any termination for Cause, the Executive shall have the right to meet with the Board to discuss the Company’s basis for as termination for Cause and to present evidence to refute such basis, which the Board shall reasonably consider prior to any final decision regarding termination of the Executive for Cause.

If the Company terminates the Executive’s employment for Cause, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement prior to the date of termination, any Earned and Accrued Bonus, and reimbursement under this Agreement for expenses incurred prior to the date of termination, provided, however, that if the Company terminates the Executive’s employment for Cause specifically pursuant to Section 4.2(a), (b), or (c) above, then no Earned and Accrued Bonus shall be payable hereunder. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.3 Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon sixty (60) days prior written notice to the Executive. If the Company terminates the Executive’s employment without the occurrence of any of the events constituting Cause and the termination is not due to the Executive’s death or disability or is not a Non-Renewal, then the termination by the Company is without Cause. If the Company terminates the Executive’s employment without Cause, then the Severance Package provisions of Section 5 shall apply, and this Agreement shall otherwise terminate and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.4 Termination of Employment by the Executive for Good Reason. Subject to the notice and cure provisions set forth below, the Executive may terminate the Executive’s employment with the Company for Good Reason and receive the Severance Package provisions of Section 5 if any of the following have occurred without the Executive’s written consent (“Good Reason”):

(a) any material diminution in the Executive’s title, authorities, duties or responsibilities (including without limitation the assignment of duties inconsistent with his position, or a significant adverse alteration of the nature or status of his responsibilities, or a significant adverse alteration of the conditions of his employment), including any failure of the Nominating and Corporate Governance Committee of the Board to nominate the Executive for re-election to the Board of Directors at any annual meeting of the Company’s shareholders while the Executive serves as the Chief Executive Officer of the Company, provided that, at the time of each annual meeting, (i) if the Executive is unable to perform his duties hereunder due to a disability or other incapacity, it is reasonably certain that the Executive will be able to resume his duties on a regular full-time basis prior to such time as the Executive’s employment hereunder may be terminated by the Company due to disability, (ii) the Company has not notified the Executive of its intention to terminate the Executive’s employment for Cause, and (iii) the Executive has not notified the Company of his intention to resign from his position of Chief Executive Officer of the Company;

(b) any material diminution in the title, authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, specifically including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(c) the occurrence of any of the following: (i) a duplication with other Company personnel of the Executive’s title, authorities, duties or responsibilities; (ii) a significant adverse alteration of the budget over which the Executive retains authority; (iii) or a duplication with other Company personnel of the title, authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, specifically including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(d) any reduction of the Executive’s Annual Salary;

(e) the Company’s material breach of this Agreement; or

(f) a determination by the Company to relocate its corporate headquarters to a new location that is more than fifty (50) miles from the current address of the Company’s corporate headquarters in Richmond, Virginia.

Notwithstanding the forgoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason unless: (y) the Executive terminates this Agreement no later than three (3) months after the initial occurrence of the above referenced event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the three (3)-month period); and (z) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within sixty (60) days following the initial existence of such event or condition, and the Company fails to remedy such event or condition within 30 days following the receipt of such notice. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.5 Termination of Employment by the Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company at any time without Good Reason. If the Executive terminates his employment without the occurrence of any of the events constituting “Good Reason” and the termination is not due to the Executive’s death or disability, then the termination by the Executive is without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement or under applicable Company benefit plans prior to the date of termination and reimbursement under this Agreement for expenses incurred prior to the date of termination. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.6 Termination upon Expiration and Non-Renewal of Agreement. If either the Company or the Executive provides the other party with notice of Non-Renewal in accordance with the provisions of Section 1 and Section 7.6 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement (including Earned and Accrued Bonus, if any) or under applicable Company benefit plans prior to the date of termination and reimbursement under this Agreement for expenses incurred prior to the date of termination. This Agreement shall otherwise terminate upon the termination of the Executive’s employment, and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Sections 6 and 7.15.

5. Severance Package for Certain Terminations of Employment. The Executive shall be entitled to certain rights and shall be bound by certain obligations as described in this Section 5 (the “Severance Package”) if the Executive’s employment terminates under either of the following conditions: (y) if the Company terminates the Executive’s employment without Cause, or (z) if the Executive terminates the Executive’s employment for Good Reason. For purposes of this Agreement, the “Severance Package” shall consist of all of the following rights and obligations:

(a) The Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement and under applicable Company benefit plans prior to the date of termination, any Earned and Accrued Bonus, and reimbursement under this Agreement for expenses incurred prior to the date of termination;

(b) If the Executive signs the general release of claims in favor of the Company in the form set forth in Attachment “B” and the general release becomes irrevocably effective not later than forty-five (45) days of the date of the termination event, the Executive shall also be entitled to all of the following:

(i) a cash payment equal to one and one-half (1.5) times the sum of the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement), plus the greater of (A) the annual cash bonus most recently earned by the Executive, whether paid or unpaid, and (B) the average annual cash bonus actually paid for the last three full fiscal years (“Average Annual Bonus”), payable in equal installments over the period that corresponds to the period during which the covenants provided in Section 6.2 hereof are to be applicable in accordance with the Company’s usual and customary salary payroll practices. If, at the time of a termination to which this sub-subparagraph b(i) applies (y or z in this section 5 above), at least three full fiscal years have not occurred, then to the extent necessary to calculate the Average Annual Bonus for the last three years as set forth above, the target annual cash bonus set forth on Attachment A shall be used for the missing years. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period); and

(ii) for a period of eighteen (18) months after termination of employment, the Company shall reimburse Executive’s COBRA premium under the Company’s major medical group health and dental plan (including the costs of Executive’s premium required to maintain coverage for his dependents), and the Company will provide such additional continuing health, dental, disability and life insurance benefits applicable to senior executives of the Company generally as the Executive and his dependents would have received under this Agreement (and for such additional benefits, at such costs to the Company, provided that the value of premiums on all primary or supplemental disability policies shall be taxed as income to the Executive) as would have applied in the absence of such termination or expiration (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits), it being expressly understood and agreed that nothing in this clause (b)(ii) shall restrict the ability of the Company to generally amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such reimbursements or coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements);

(iii) all of the Equity Compensation awarded to the Executive, to the extent not vested or to the extent subject to forfeiture restrictions as of the date of the termination of the Executive’s employment, shall immediately be deemed vested and any forfeiture restrictions shall immediately lapse (treating the performance criteria for the year of termination as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options), or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the terms set forth in Section 8.01 of the 2012 LTIP Plan as in effect on the Effective Date hereof.

Unless delayed pursuant to Section 7.21 of this Agreement, payments due under the Severance Package shall be paid to the Executive (or installment payments shall commence) on the fiftieth (50th) day following the date of the termination event. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder except for surviving provisions of this Agreement as provided in Section 7.15.

6. Covenants of the Executive.

6.1 General Covenants of the Executive. The Executive acknowledges that (a) the principal business of the Company is the acquisition, development and ownership of multi-family residential properties (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”) (for purposes of this Agreement, “Multi-family REIT” shall mean a company that invests in primarily multi-family residential properties and that is qualified as a real estate investment trust for purposes of federal income taxation); (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is, in part, national in scope; (d) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” (as defined under the laws of the Commonwealth of Virginia) of the Company and its subsidiaries; (e) the covenants and agreements of the Executive contained in this Section 6.1 are essential to the business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.1.

6.2 Covenant Against Competition. The covenant against competition herein described shall apply as follows:

(a) during the Term;

(b) for a period of eighteen (18) months following a termination of the Executive’s employment by the Company for Cause, by the Company without Cause, by the Executive without Good Reason, after Non-Renewal on the part of the Executive, or upon the Executive’s disability;

(c) for a period of eighteen (18) months following a termination of the Executive’s employment by the Executive for Good Reason;

(d) as to Section 6.2(iii), for a period of eighteen (18) months following a termination of the Executive’s employment for any reason; and

(e) as to Section 6.2(ii) and (iv), at any time during and after the Executive’s employment with the Company and its subsidiaries (and the predecessors of either).

During the time periods described hereinabove, the Executive covenants as follows:

(i) The Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in: (1) any Multi-family REIT; or (2) other financial investment business which owns multi-family residential properties as its primary business if such business is in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business as of the date of termination (an “Other Competitive Business”); provided, however, that, notwithstanding the foregoing, (i) the restriction described in clause (1) of this Section 6.2(e)(i) shall, following any termination of the Executive’s employment described in Sections 6.2(b) or (c) above, be limited so as to apply only to any Multi-family REIT the shares of which are traded on a national securities exchange, (ii) the restriction described in clause (2) of this Section 6.2(e)(i) shall, following any termination of the Executive’s employment described in Sections 6.2(b) or (c) above, be limited so as to apply only to any Other Competitive Business that has assets in excess of Eight Hundred Million and No/00 Dollars ($800,000,000), (iii) with the express written consent of the Board as to each such entity, the Executive may, solely for investment purposes and without participating in the business thereof actively or passively, directly or indirectly, own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of, or served as a consultant to prior to the Effective Date, which ownership, management, participation or consulting relationship has been disclosed to the Company; and (iv) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

(ii) Except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.

(iii) The Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business. Advertising to fill employment openings by television, newspaper, Internet or similar general advertising will not be deemed to violate this Section.

(iv) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. Notwithstanding the above, software, methods and material developed by the Executive prior to the Term of the Agreement shall not be the Company’s property.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 or 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants. The Company shall be entitled to recover from Executive the costs and attorneys’ fees it incurs to enforce the provisions of this section.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Arbitration. Except with respect to any claims or disputes arising from or relating to the Restrictive Covenants or arising after a Change in Control, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Richmond, Virginia in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The Company and the Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and the Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and the Executive are unable to agree on a third arbitrator within that period, then either the Company or the Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and the Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses (including the reasonable expenses of the Executive, including his reasonable legal fees, if the Executive is the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

7.4 Attorneys’ Fees. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation if the Executive is the prevailing party in such litigation.

7.5 Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a) If to the Company, to:

Apartment Trust of America, Inc.
4901 Dickens Road, Suite 101
Richmond, Virginia 23230
Attention: Board of Directors c/o Secretary
Fax: (804)-237-1345
Email: JFigueiredo@atareit.com

with copies, in the case of notice, to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention: Daniel M. LeBey, Esq.
Fax: (804) 788-8218
Email: dlebey@hunton.com

and

Goulston & Storrs PC
750 Third Avenue New York, New York 10017
Attention: Yaacov M. Gross
Fax: (212) 878-5527
Email: ygross@goulstonstorrs.com

(b) If to the Executive, to:

Stanley J. Olander, Jr.

with a copy in either case to:

S. Brian Farmer
Hirschler Fleischer
2100 East Cary Street
Richmond, Virginia 23223-7078
Fax: 804-644-0957
Email: bfarmer@hf-law.com

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to the parties’ obligations under Section 7.4, the Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in Richmond, Virginia, for any lawsuit arising from or relating to this Agreement.

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by the Executive. In the event that the Executive consents to the assignment of this Agreement to a successor in interest of the Company upon a Change in Control, such consent shall not be deemed to waive or diminish the Executive’s rights under Section 3.8.

7.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any Equity Compensation, the Company shall have the right to require such payments from the Executive or withhold such amounts from other payments due to the Executive from the Company or any affiliate, or to withhold such Equity Compensation that would otherwise have been issued to the Executive. The Executive shall have the right to elect, in his discretion, the manner in which such payments shall be made or withheld. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.11 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.14 Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

7.15 Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.16 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.17 Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Tax Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.18) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 7.18 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Tax Code.

7.18 Indemnification; Directors and Officer’s Insurance. The Executive shall be entitled to indemnification in all instances in which the Executive is acting within the scope of his authority to the fullest extent permitted by applicable law and not prohibited by the Company’s charter and bylaws, from and against any damages or liabilities, including reasonable attorney’s fees; provided, however, that the Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out of the Executive’s willful misconduct or gross negligence. During the Term, the Company will maintain directors’ and officers’ liability insurance in a coverage amount of not less than Ten Million and No/00 Dollars ($10,000,000) unless Executive’s termination is for Cause, and if the policy is issued on a “claims made” basis, the Company will provide a “tail policy” covering Executive in the same amount for at least three (3) years following the Term.

7.19 409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Tax Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring the Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to the Executive of the payments and other benefits under this Agreement.

(a) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Tax Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(b) If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

7.20 Expenses. The Company agrees to reimburse the Executive for legal fees and expenses incurred by him in the review and negotiation of this Agreement, not to exceed Eight Thousand Dollars ($8,000).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names to this Employment Agreement as of the day and year set forth below.

COMPANY:

APARTMENT TRUST OF AMERICA, INC., a Maryland corporation:

Date: August 3, 2012	By:	/s/ Stanley J. Olander
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer and Chairman of the Board

EXECUTIVE:

STANLEY J. OLANDER, JR.

Date: August 3, 2012	/s/ Stanley J. Olander
Signature

Signature Page to Olander Employment Agreement

ATTACHMENT “A”

to

APARTMENT TRUST OF AMERICA, INC.

EMPLOYMENT AGREEMENT

(Stanley J. Olander, Jr.)

1. Annual Cash Bonus Compensation. Executive shall be eligible to participate in the Company’s Bonus Plan during the term of this Agreement. Executive’s bonus will be subject to Executive’s achievement of performance criteria established annually by the Compensation Committee. The initial target cash bonus under the Company’s Bonus plan shall be equal to 100% of the Executive’s Annual Salary.

For purpose of the Annual Bonus, Annual Salary means the Annual Salary paid to the Executive during the calendar or portion of the calendar year covered by the bonus. Any bonus compensation in excess of 100% of Executive’s Annual Salary may be paid, in whole or in part, at the option of the Executive, in shares of the Company’s common stock. Executive’s performance criteria shall be established annually by the Compensation Committee. For each fiscal year, Executive’s bonus, if any, will be paid to Executive in a lump sum on or before seventy five (75) days after the end of such fiscal year.

2. Equity Compensation. Executive shall be eligible to participate in any Company Incentive Plan during the term of this Agreement. Equity Compensation awards under any Company Incentive Plan will be subject to Executive’s achievement of performance criteria established annually by the Compensation Committee. The initial annual Equity Compensation award target shall be an LTIP award under the 2012 LTIP Plan in an amount equal to 100% of the Executive’s Salary, subject to such vesting or forfeiture restrictions as the Compensation Committee shall determine.

For each fiscal year, Executive’s Equity Compensation, if any, will be granted to Executive on or before seventy five (75) days after the end of such fiscal year.

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ATTACHMENT “B”

APARTMENT TRUST OF AMERICA, INC.

EMPLOYMENT AGREEMENT

(Stanley J. Olander, Jr.)

General Release of Claims

Consistent with Section 5 of the Employment Agreement dated                 , 2012, between Apartment Trust of America, Inc. (the “Company”) and me (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Package set forth in Sections 5(b) of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company and its affiliated entities (as defined in the Employment Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Employment Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any bonus payment(s) or other compensation due under the Employment Agreement, the Bonus Plan, any Company Incentive Plan that is earned and accrued for the most recent completed calendar year for which a bonus payment has not then been paid as of the date of my signing this General Release, or (e) claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable Virginia law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as

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amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company’s Director of Human Resources,                     , no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and the Company shall be relieved of all obligations to make the portion of the Severance Package described in Section 5(b) of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

[Form of Agreement Only – Do Not Execute]

Date

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